          News Release (NYSE:RPT)

RPT REALTY REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS; PROVIDES INITIAL 2023 GUIDANCE; INCREASES QUARTERLY COMMON DIVIDEND

Financial Highlights

•Net income (loss) attributable to common shareholders for the fourth quarter 2022 of $56.8 million, or $0.63 per diluted share, compared to $(12.0) million, or $(0.15) per diluted share for the same period in 2021. Net income available to common shareholders for the full year 2022 of $77.3 million, or $0.89 per diluted share, compared to $61.9 million, or $0.75 per diluted share for the full year 2021.

•The Board of Trustees declared a first quarter 2023 regular cash dividend of $0.14 per common share, an increase of 8% over the prior quarterly rate.

•Operating funds from operations ("FFO") per diluted share of $0.24 and $1.04 in the fourth quarter 2022 and full year 2022, respectively.

•Same property NOI growth of 1.1% and 4.3% in the fourth quarter 2022 and full year 2022, respectively.

Operational Highlights

•Signed 502,704 square feet in the fourth quarter 2022 and 2,208,591 square feet for the full year 2022, representing the highest annual leasing volume since 2014.

•Ended 2022 with a leased rate of 93.8%, up 70 basis points year-over-year, and a leased to occupied spread of 390 basis points, providing visibility on future growth.

•Signed not commenced rent and recovery income balance of $11.2 million as of December 31, 2022.

•Generated comparable new lease spreads of 24.3% and 42.6% during the fourth quarter 2022 and on a trailing twelve month basis, respectively, reflecting the mark-to-market opportunity within RPT's portfolio.

Investment & Capital Markets Highlights

•During the fourth quarter 2022, the Company closed on the previously announced contribution of two wholly-owned properties into its grocery-anchored joint venture platform for a total contract price of $162.7 million, retaining a 51.5% stake in both properties.

•For the full year 2022, the Company through its three strategic investment platforms, closed on third-party acquisitions totaling $375.0 million or $223.4 million at the Company’s pro-rata share. The Company also closed on dispositions and contributions into its two strategic joint venture platforms totaling $282.9 million or $197.7 million at the Company’s pro-rata share.

•During the fourth quarter 2022, the Company opportunistically executed forward starting swaps covering $160.0 million of notional value that swap SOFR, fixing the rate on the SOFR component of all outstanding term loan debt through their respective maturities.

i

NEW YORK, February 15, 2023 - RPT Realty (NYSE:RPT) (the "Company" or "RPT") today announced its financial and operating results for the quarter and year ended December 31, 2022.

"Our results in 2022 underscored the strength of our business against the challenges of the current economic environment," said Brian Harper, President and CEO. "We experienced record setting signed not commenced levels, double-digit new releasing spreads, and our highest leasing volume in nearly a decade. While we had another year of accretive capital recycling into Boston and Miami, we will be disciplined, yet opportunistic in 2023. Our balance sheet is on solid footing with leverage ticking lower, no debt maturing until 2025 and a debt stack that is 95% fixed; positioning us to drive strong internal growth through our leasing and re-tenanting activities, which remain our highest and best use of capital.”

FINANCIAL RESULTS

Net income (loss) attributable to common shareholders for the fourth quarter 2022 of $56.8 million, or $0.63 per diluted share, compared to $(12.0) million, or $(0.15) per diluted share for the same period in 2021. Net income available to common shareholders for the full year 2022 of $77.3 million, or $0.89 per diluted share, compared to $61.9 million, or $0.75 per diluted share for the full year 2021.
FFO for the fourth quarter 2022 of $22.7 million, or $0.24 per diluted share, compared to $13.6 million, or $0.16 per diluted share for the same period in 2021. FFO for the full year 2022 of $95.8 million, or $1.02 per diluted share, compared to $70.2 million, or $0.85 per diluted share for the full year 2021.
Operating FFO for the fourth quarter 2022 of $22.2 million, or $0.24 per diluted share, compared to $21.9 million or $0.25 per diluted share for the same period in 2021. Operating FFO for the fourth quarter 2022 excludes certain net income that totaled $0.5 million, primarily attributable to gains on sale of land. The change in operating FFO per share was primarily attributable to lower NOI from the net impact of dispositions and acquisitions completed in 2021 and 2022, partially offset by higher management fees from unconsolidated joint ventures.

Operating FFO for the full year 2022 of $97.9 million, or $1.04 per diluted share, compared to $78.4 million, or $0.95 per diluted share in the full year 2021. Operating FFO for the full year 2022 excludes certain net expenses that totaled $2.1 million primarily attributable to transaction costs and loan amendment fees, partially offset by above and below-market lease intangible write-offs and gains on sale of land. The change in operating FFO per share was primarily driven by higher NOI from the net impact of acquisitions and dispositions completed in 2021 and 2022, lower rent not probable of collection net of abatements, higher management fees from unconsolidated joint ventures and lower interest expense, partially offset by higher general and administrative expense and an increase in common and dilutive shares.

Same property NOI during the fourth quarter 2022 increased 1.1% compared to the same period in 2021. The increase was primarily driven by higher base rent excluding abatements associated with reversals of rent not probable of collection, partially offset by lower net recoveries.

Same property NOI for the full year 2022 increased 4.3% compared to the same period in 2021. The increase was primarily driven by higher base rent and lower rent not probable of collection, net of abatements.

OPERATING RESULTS

The Company's operating results include its consolidated properties and its pro-rata share of unconsolidated joint venture properties for the aggregate portfolio.

During the fourth quarter 2022, the Company signed 69 leases totaling 502,704 square feet. Blended re-leasing spreads on comparable leases were 5.6% with ABR of $15.54 per square foot. Re-leasing spreads on six comparable new and 49 renewal leases were 24.3% and 5.0%, respectively.

For the full year 2022, the Company signed leases totaling 2,208,591 square feet. Blended re-leasing spreads on comparable leases were 8.2% with ABR of $17.25 per square foot. Re-leasing spreads on 19 comparable new and 202 renewal leases were 42.6% and 6.5%, respectively.

As of December 31, 2022, the Company had $11.2 million of signed not commenced rent and recovery income.

The table below summarizes the Company's leased rate and occupancy results at December 31, 2022, September 30, 2022 and December 31, 2021.

Consolidated & Joint Ventures at Pro-rata	December 31, 2022	September 30, 2022	December 31, 2021
Aggregate Portfolio
Leased rate	93.8%	94.0%	93.1%
Occupancy	89.9%	88.9%	90.7%
Anchor (GLA of 10,000 square feet or more)
Leased rate	96.7%	96.7%	96.4%
Occupancy	92.6%	91.0%	94.1%
Small Shop (GLA of less than 10,000 square feet)
Leased rate	86.8%	87.2%	85.0%
Occupancy	83.5%	83.6%	82.4%

BALANCE SHEET

The Company ended the fourth quarter 2022 with $5.9 million in consolidated cash, cash equivalents and restricted cash and $465.0 million of unused capacity on its $500.0 million unsecured revolving credit facility. At December 31, 2022, the Company had approximately $859.8 million of consolidated notional debt and finance lease obligations. Including the Company's pro-rata share of joint venture cash and notional debt of $4.9 million and $53.7 million, respectively, resulted in a fourth quarter 2022 net debt to annualized adjusted EBITDA ratio of 6.9x. Proforma for the $11.2 million signed not commenced rent and recovery income balance, the net debt to annualized adjusted EBITDA ratio would be 6.3x. Total debt including RPT's pro-rata share of joint venture debt had a weighted average interest rate of 3.63% and a weighted average maturity of 5.1 years.

FINANCING ACTIVITY

In October, the Company closed on the repayment of a $27.2 million mortgage secured by The Shops on Lane Avenue, thereby eliminating all debt maturities until 2025.

In December, the Company opportunistically executed forward starting swaps covering $160.0 million of notional value that swap SOFR to a fixed rate of 3.04%, consisting of $60.0 million fixed at 3.35% that starts in March 2023, $50.0 million fixed at 2.87% that starts in November 2024 and $50 million fixed at 2.86% that starts in January 2025. With these swaps, the Company has fixed the rate on the SOFR component of all outstanding term loan debt through their respective maturities.

As previously announced, in December, the Company settled 1.2 million common shares that were previously offered and sold on a forward basis under its at-the-market equity distribution program ("ATM") at a weighted average gross price of $13.85 per share. The Company currently has $133.0 million available for issuance under the ATM.

For the full year 2022, the Company, through its three strategic platforms, raised and closed on $1.2 billion of gross capital, comprised of an $810.0 million amended and restated credit facility, a $350.0 million refinancing of its RGMZ acquisition revolver, $52.0 million of R2G mortgage debt and $18.0 million of a forward equity issuance under the ATM.

INVESTMENT ACTIVITY

During the fourth quarter 2022, the Company closed on the contribution of two wholly-owned properties into its grocery-anchored joint venture platform for a total contract price of $162.7 million, retaining a 51.5% stake in both properties. The properties include The Shops on Lane Avenue in the Columbus market, valued at $80.8 million and Troy Marketplace in the Detroit market, valued at $81.9 million. Proceeds were used to fund the Company’s share of the Mary Brickell Village acquisition in the Miami market that closed in the third quarter 2022.

For the full year 2022, the Company through its three strategic investment platforms, closed on third-party acquisitions totaling $375.0 million or $223.4 million at the Company’s pro-rata share. The Company also closed on dispositions and contributions into its two strategic joint venture platforms totaling $282.9 million or $197.7 million at the Company’s pro-rata share. For more information on the Company's 2022 investment activity, please see our press release, RPT Realty Announces 2022 Investment and Capital Markets Activity, dated January 10, 2023.

DIVIDEND

As previously announced, on February 9, 2023, the Board of Trustees declared a first quarter 2023 regular cash dividend of $0.14 per common share, representing an increase of 8% over the prior quarterly rate. The Board of Trustees also approved a first quarter 2023 Series D convertible preferred share dividend of $0.90625 per share. The current conversion ratio of the Series D convertible preferred shares can be found on the Company's website at investors.rptrealty.com/shareholder-information/dividends. The dividends, for the period January 1, 2023 through March 31, 2023 are payable on April 3, 2023 for shareholders of record on March 20, 2023.

2023 GUIDANCE

The Company initiated 2023 operating FFO per diluted share guidance of $0.97 to $1.01. Selected expectations are outlined below.

•Same property NOI growth of 1.50% to 3.25%
•Same property NOI growth includes unfavorable impacts from assumed elevated bad debt expense and occupancy loss due to tenant bankruptcies
•Due to the current capital markets environment, the Company has assumed no multi-tenant acquisition and disposition activity at this point for 2023, however the Company will remain opportunistic with its three strategic investment platforms

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2023 Guidance" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The Company’s 2023 guidance reflects management’s view of current and future market conditions, including current expectations with respect to rental rates, occupancy levels, tenant bankruptcies, acquisitions and dispositions and debt and equity financing activities. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the guidance set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the guidance set forth above.

CONFERENCE CALL/WEBCAST:

The Company will host a live broadcast of its fourth quarter 2022 conference call to discuss its financial and operating results.

Date:	Thursday, February 16, 2023
Time:	9:00 a.m. ET
Dial in #:	(877) 704-4453
International Dial in #	(201) 389-0920
Webcast:	investors.rptrealty.com

A telephonic replay of the call will be available through Thursday, February 23, 2023.  The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13734573.  A webcast replay will also be archived on the Company’s website for twelve months.

SUPPLEMENTAL MATERIALS

The Company’s quarterly financial and operating supplement is available on its corporate investor relations website at investors.rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.

RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of December 31, 2022, the Company's property portfolio (the "aggregate portfolio") consisted of 44 wholly-owned shopping centers, 13 shopping centers owned through its grocery anchored joint venture, 48 retail properties owned through its net lease joint venture and one net lease retail property that was held for sale by the Company, which together represent 15.0 million square feet of gross leasable area (“GLA”). As of December 31, 2022, the Company’s pro-rata share of the aggregate portfolio was 93.8% leased. For additional information about the Company please visit rptrealty.com.

Company Contact:
Vin Chao, Managing Director - Finance and Investments
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

v

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward-looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward-looking statements. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to predict or control. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally (including supply chain disruptions and construction delays) and in the commercial real estate and finance markets, including, without limitation, as a result of continued high inflation rates or further increases in inflation or interest rates such as the inability to obtain equity, debt or other sources of funding or refinancing on favorable terms to the Company and; the cost and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; changes in interest rates and/or other changes in the interest rate environment; the discontinuance of London Interbank Offered Rate; the Company's ability to consummate the acquisitions described herein on the anticipated timeline and terms, or at all; risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; the ongoing impact of the novel coronavirus (“COVID-19”), or the impact of any future pandemic, epidemic or outbreak of any other highly infectious disease, on the U.S., regional and global economies and on the Company’s business, financial condition and results of operations and that of its tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company's tenants; the execution of rent deferral or concession agreements on the agreed-upon terms; our business prospects and outlook; changes in governmental regulations, tax rates and similar matters; our continuing to qualify as a REIT; and other factors detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including in particular those set forth under “Risk Factors” in our latest annual report on Form 10-K. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

RPT REALTY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	December 31, 2022	December 31, 2021

ASSETS
Income producing properties, at cost:
Land	$302,062	$315,687
Buildings and improvements	1,373,893	1,512,455
Less accumulated depreciation and amortization	(386,036)	(422,270)
Income producing properties, net	1,289,919	1,405,872
Construction in progress and land available for development	37,772	43,017
Real estate held for sale	3,115	3,808
Net real estate	1,330,806	1,452,697
Equity investments in unconsolidated joint ventures	423,089	267,183
Cash and cash equivalents	5,414	13,367
Restricted cash and escrows	461	666
Accounts receivable, net	19,914	23,954
Acquired lease intangibles, net	40,043	37,854
Operating lease right-of-use assets	17,269	17,934
Other assets, net	109,443	88,424
TOTAL ASSETS	$1,946,439	$1,902,079

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$854,596	$884,185
Finance lease obligation	763	821
Accounts payable and accrued expenses	41,985	47,034
Distributions payable	14,336	12,555
Acquired lease intangibles, net	33,157	36,207
Operating lease liabilities	17,016	17,431
Other liabilities	5,933	8,392
TOTAL LIABILITIES	967,786	1,006,625

Commitments and Contingencies

RPT Realty ("RPT") Shareholders' Equity:
Preferred shares of beneficial interest, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 240,000 shares authorized, 85,525 and 83,894 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	855	839
Additional paid-in capital	1,255,087	1,227,791
Accumulated distributions in excess of net income	(409,290)	(441,478)
Accumulated other comprehensive gain (loss)	21,434	(2,635)
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	960,513	876,944
Noncontrolling interest	18,140	18,510
TOTAL SHAREHOLDERS' EQUITY	978,653	895,454
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,946,439	$1,902,079

RPT REALTY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
REVENUE
Rental income	$48,896	$53,900	$208,928	$207,103
Other property income	1,376	1,382	4,603	4,399
Management and other fee income	1,277	714	4,125	1,986
TOTAL REVENUE	51,549	55,996	217,656	213,488

EXPENSES
Real estate tax expense	4,786	7,258	27,517	32,816
Recoverable operating expense	7,523	7,517	28,642	25,452
Non-recoverable operating expense	2,755	2,823	10,547	10,009
Depreciation and amortization	21,631	18,791	79,456	72,254
Transaction costs	56	218	4,937	607
General and administrative expense	10,303	10,030	36,697	32,328
Provision for impairment	—	17,196	—	17,201
TOTAL EXPENSES	47,054	63,833	187,796	190,667

Gain on sale of real estate	62,704	13,500	88,938	88,915

OPERATING INCOME	67,199	5,663	118,798	111,736

OTHER INCOME AND EXPENSES
Other income (expense), net	635	(13)	1,530	(236)
Earnings from unconsolidated joint ventures	692	1,048	1,159	3,995
Interest expense	(8,939)	(9,017)	(35,589)	(37,025)
Loss on extinguishment of debt	—	(8,294)	(121)	(8,294)
INCOME (LOSS) BEFORE TAX	59,587	(10,613)	85,777	70,176
Income tax benefit (provision)	22	41	(120)	88
NET INCOME (LOSS)	59,609	(10,572)	85,657	70,264
Net (income) loss attributable to noncontrolling partner interest	(1,105)	218	(1,607)	(1,625)
NET INCOME (LOSS) ATTRIBUTABLE TO RPT	58,504	(10,354)	84,050	68,639
Preferred share dividends	(1,675)	(1,675)	(6,701)	(6,701)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$56,829	$(12,029)	$77,349	$61,938

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.67	$(0.15)	$0.91	$0.76
Diluted	$0.63	$(0.15)	$0.89	$0.75

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	84,522	83,618	84,231	81,083
Diluted	92,660	83,618	85,474	82,298

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$59,609	$(10,572)	$85,657	$70,264
Net (income) loss attributable to noncontrolling partner interest	(1,105)	218	(1,607)	(1,625)
Preferred share dividends	(1,675)	(1,675)	(6,701)	(6,701)
Net income (loss) available to common shareholders	56,829	(12,029)	77,349	61,938
Adjustments:
Rental property depreciation and amortization expense	21,479	18,640	78,845	71,655
Pro-rata share of real estate depreciation from unconsolidated joint ventures (1)	4,879	3,331	19,414	8,144
Gain on sale of income producing real estate	(62,183)	(13,278)	(88,163)	(88,693)
Provision for impairment on income producing real estate	—	17,196	—	17,201
FFO available to common shareholders	21,004	13,860	87,445	70,245
Noncontrolling interest in Operating Partnership (2)	—	(218)	1,607	—
Preferred share dividends (assuming conversion) (3)	1,675	—	6,701	—
FFO available to common shareholders and dilutive securities	$22,679	$13,642	$95,753	$70,245
Gain on sale of land	(521)	(222)	(775)	(222)
Transaction costs (4)	56	218	4,937	607
Severance expense (5)	—	33	—	62
Loss on extinguishment of debt	—	8,294	121	8,294
Above and below market lease intangible write-offs	—	(65)	(2,022)	(562)
Pro-rata share of transaction costs from unconsolidated joint ventures (1)	1	—	9	—
Pro-rata share of above and below market lease intangible write-offs from unconsolidated joint ventures (1)	(24)	(1)	(1,008)	(41)
Pro-rata share of loss on extinguishment of debt from unconsolidated joint ventures (1)	—	—	20	—
Payment of loan amendment fees (5)	23	—	981	—
Insurance proceeds, net (6)	—	—	(136)	—
Operating FFO available to common shareholders and dilutive securities	$22,214	$21,899	$97,880	$78,383

Weighted average common shares	84,522	83,618	84,231	81,083
Shares issuable upon conversion of Operating Partnership Units (“OP Units”) (2)	—	1,812	1,666	—
Dilutive effect of restricted stock	1,121	1,322	1,243	1,215
Shares issuable upon conversion of preferred shares (3)	7,017	—	7,017	—
Weighted average equivalent shares outstanding, diluted	92,660	86,752	94,157	82,298

FFO available to common shareholders and dilutive securities per share, diluted	$0.24	$0.16	$1.02	$0.85

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.24	$0.25	$1.04	$0.95

Dividend per common share	$0.13	$0.12	$0.52	$0.39
Payout ratio - Operating FFO	54.2%	48.0%	50.0%	41.1%

(1)Amounts noted are included in Earnings from unconsolidated joint ventures.
(2)The total noncontrolling interest reflects OP units convertible on a one-of-one basis into common shares. The Company's net income for the three months ended December 31, 2022 and the twelve months ended December 31, 2021 (largely driven by gain on sale of real estate), resulted in an income allocation to OP Units which drove an OP Unit ratio of $0.69 and $0.87, respectively (based on 1,607 weighted average OP units outstanding for the three months ended December 31, 2022 and 1,876 weighted average OP Units outstanding for the twelve months ended December 31, 2021, respectively). In instances when the OP Unit ratio exceeds basic FFO, the OP Units are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three months ended December 31, 2022 and the twelve months ended December 31, 2021.
(3)7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earning per share in future periods.
(4)For 2022, primarily comprised of fees paid by the Company associated with the early termination of an existing tenant which did not qualify for capitalization as an initial direct cost in accordance with ASC 842. For 2021, primarily costs associated with terminated acquisitions.
(5)Amounts noted are included in General and administrative expense.
(6)Amounts noted are included in Other income (expense), net.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net income (loss) available to common shareholders to Same Property Net Operating Income (NOI)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss) available to common shareholders	$56,829	$(12,029)	$77,349	$61,938
Preferred share dividends	1,675	1,675	6,701	6,701
Net income (loss) attributable to noncontrolling partner interest	1,105	(218)	1,607	1,625
Income tax (benefit) provision	(22)	(41)	120	(88)
Interest expense	8,939	9,017	35,589	37,025
Loss on extinguishment of debt	—	8,294	121	8,294
Earnings from unconsolidated joint ventures	(692)	(1,048)	(1,159)	(3,995)
Gain on sale of real estate	(62,704)	(13,500)	(88,938)	(88,915)
Other (income) expense, net	(635)	13	(1,530)	236
Management and other fee income	(1,277)	(714)	(4,125)	(1,986)
Depreciation and amortization	21,631	18,791	79,456	72,254
Transaction costs	56	218	4,937	607
General and administrative expenses	10,303	10,030	36,697	32,328
Provision for impairment	—	17,196	—	17,201
Pro-rata share of NOI from R2G Venture LLC (1)	5,992	4,372	20,581	11,858
Pro-rata share of NOI from RGMZ Venture REIT LLC (2)	291	144	1,048	308
Lease termination fees	(131)	(264)	(285)	(845)
Amortization of lease inducements	181	214	799	848
Amortization of acquired above and below market lease intangibles, net	(426)	(523)	(4,192)	(2,662)
Straight-line ground rent expense	76	76	306	306
Straight-line rental income	(1,034)	(410)	(2,185)	(2,412)
NOI at Pro-Rata	40,157	41,293	162,897	150,626
NOI from Other Investments	(8,724)	(9,955)	(38,234)	(29,425)
Non-RPT NOI from RGMZ Venture REIT LLC (3)	1,027	762	3,876	2,001
Same Property NOI	$32,460	$32,100	$128,539	$123,202

(1)Represents 51.5% of the NOI from the properties owned by R2G Venture LLC for all periods presented.
(2)Represents 6.4% of the NOI from the properties owned by RGMZ Venture REIT LLC after March 4, 2021.
(3)Represents 93.6% of the properties owned by RGMZ Venture REIT LLC after March 4, 2021.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

	Three Months Ended December 31,
	2022		2021
Reconciliation of net income to annualized proforma adjusted EBITDA
Net income (loss)	$59,609		$(10,572)
Interest expense	8,939		9,017
Income tax benefit	(22)		(41)
Depreciation and amortization	21,631		18,791
Gain on sale of income producing real estate	(62,183)		(13,278)
Provision for impairment on income producing real estate	—		17,196
Pro-rata share of interest expense from unconsolidated entities	540		108
Pro-rata share of depreciation and amortization from unconsolidated entities	4,879		3,331
EBITDAre	33,393		24,552

Severance expense	—		33
Above and below market lease intangible write-offs	—		(65)
Transaction costs	56		218
Pro-rata share of transaction costs from unconsolidated entities	1		—
Gain on sale of land	(521)		(222)
Pro-rata share of above and below market lease intangible write-offs from unconsolidated entities	(24)		(1)
Loss on extinguishment of debt	—		8,294
Payment of loan amendment fees	23		—
Adjusted EBITDA	32,928		32,809
Annualized adjusted EBITDA	$131,712		$131,236

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$854,596		$884,185
Unamortized premium	(77)		(153)
Deferred financing costs, net	5,271		4,165
Consolidated notional debt	859,790		888,197
Pro-rata share of notional debt from unconsolidated entities	53,691		23,307
Finance lease obligation	763		821
Cash, cash equivalents and restricted cash	(5,875)		(14,033)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(4,906)		(3,088)
Net debt	$903,463		$895,204

Reconciliation of interest expense to total fixed charges
Interest expense	$8,939		$9,017
Pro-rata share of interest expense from unconsolidated entities	540		108
Preferred share dividends	1,675		1,675
Scheduled mortgage principal payments	200		434
Pro-rata share of mortgage principal payments from unconsolidated entities	7		—
Total fixed charges	$11,361		$11,234

Net debt to annualized adjusted EBITDA	6.9	x	6.8	x
Interest coverage ratio (adjusted EBITDA / interest expense)	3.5	x	3.6	x
Fixed charge coverage ratio (adjusted EBITDA / fixed charges)	2.9	x	2.9	x

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these measures provide additional and useful means to assess our performance. These measures do not represent alternatives to GAAP measures as indicators of performance and a comparison of the Company's presentations to similarly titled measures of other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

Funds From Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of operating real estate assets and impairment provisions on operating real estate assets or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of operating real estate assets held by the investee, plus depreciation and amortization of depreciable real estate, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO.

Operating FFO
In addition to FFO, we include Operating FFO as an additional measure of our financial and operating performance. Operating FFO excludes transactions costs and periodic items such as gains (or losses) from sales of non-operating real estate assets and impairment provisions on non-operating real estate assets, bargain purchase gains, severance expense, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured proceeds, net, accelerated write-offs of above and below market lease intangibles, accelerated write-offs of lease incentives and payment of loan amendment fees that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. In future periods, Operating FFO may also include other adjustments, which will be detailed in the reconciliation for such measure, that we believe will enhance comparability of Operating FFO from period to period. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends.

Net Operating Income (NOI) / Same Property NOI / NOI from Other Investments
NOI consists of (i) rental income and other property income, before straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fees less (ii) real estate taxes and all recoverable and non-recoverable operating expenses other than straight-line ground rent expense, in each case, including our share of these items from our R2G Venture LLC and RGMZ Venture REIT LLC unconsolidated joint ventures.

NOI, Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable operating properties for the reporting period. Same Property NOI for the three and twelve months ended December 31, 2022 and 2021 represents NOI from the Company's same property portfolio consisting of 35 consolidated operating properties and our 51.5% pro-rata share of six properties owned by our R2G Venture LLC unconsolidated joint venture and 100% of the 22 properties owned by our RGMZ Venture REIT LLC unconsolidated joint venture (excludes seven properties that is part of our Marketplace of Delray multi-tenant property where activities have started in preparation for redevelopment). All properties included in Same Property NOI were either acquired or placed in service and stabilized prior to January 1, 2021. We present Same Property NOI primarily to show the percentage change in our NOI from period to period across a consistent pool of properties. The properties contributed to RGMZ Venture REIT LLC had previously been parts of larger shopping centers that we own. Accordingly, 100.0% of the NOI from these properties is included in our results for periods on or prior to March 4, 2021 and, for these prior periods, we had not separately allocated expenses attributable to the larger shopping centers between these properties and the remainder of these shopping centers. As a result, in order to help ensure the comparability of our Same Property NOI for the periods presented, we are continuing to include 100.0% of the NOI from these properties in our Same Property NOI following their contribution even though our pro-rata share following March 4, 2021 is only 6.4%. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. NOI from Other Investments for the three and twelve months ended December 31, 2022 and 2021 represents pro-rata NOI primarily from (i) properties disposed of and acquired during 2022 and 2021, (ii) Hunter's Square, Marketplace of Delray and The Crossroads (R2G) where the Company has begun activities in anticipation of future redevelopment, (iii) certain property related employee compensation, benefits, and travel expense and (iv) noncomparable operating income and expense adjustments. Non-RPT NOI from RGMZ Venture REIT LLC represents 93.6% of the properties contributed to RGMZ Venture REIT LLC after March 4, 2021, which is our partners' share of RGMZ Venture REIT LLC.

RPT Realty
Non-GAAP Financial Definitions (continued)

NOI, Same Property NOI and NOI from Other Investments should not be considered as alternatives to net income in accordance with GAAP or as measures of liquidity. Our method of calculating these measures may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt
Net Debt represents (i) our total debt principal, which excludes unamortized premium and deferred financing costs, net, plus (ii) our finance lease obligation, plus (iii) our pro-rata share of total debt principal, which excludes unamortized discount and deferred financing costs, net, of each of our unconsolidated entities, less (iv) our cash, cash equivalents and restricted cash, less (v) our pro-rata share of cash, cash equivalents and restricted cash of each of our unconsolidated entities. We present net debt to show the ratio of our net debt to our proforma Adjusted EBITDA.

EBITDAre/Adjusted EBITDA/Proforma Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of other items that we believe enhance comparability of Adjusted EBITDA across periods and are listed as adjustments in the applicable reconciliation. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

Pro-Rata
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each of our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures. See page 34 of our quarterly financial and operating supplement for a discussion of important considerations and limitations that you should be aware of when reviewing financial information that we present on a pro-rata basis or include pro-rata adjustments.

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property under leases with an initial term of greater than one year, including signed leases not yet commenced, to (b) the aggregate number of square feet for such property.

Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.